Exhibit (a)(1)(O)

[Form of Confirmation Communication to Eligible Employees – Equity]

Date:	[Date]

To:	[First Name Last Name]

From:	Option Exchange Team

Re:	Option Exchange Confirmation of Receipt of Election

[First Name]:

Office Depot, Inc. (the “Company”) hereby confirms receipt of your election form (“Form”) relating to the Company’s offer to exchange certain outstanding stock options for fewer new stock options at a lower exercise price (the “Offer to Exchange”). Please note that your Form contains hypothetical exchange ratios. The Offer to Exchange Materials distributed to you on May 10, 2010 (the “Offer to Exchange Materials”) include an explanation of when and how you may obtain the final exchange ratios, which you can use to determine the actual number of new stock options you will receive in exchange for your eligible outstanding stock options.

[You have elected to exchange the following outstanding grant(s):

Grant Date	Grant Price		Outstanding Options	Hypothetical Exchange Ratio[1]	Hypothetical New Stock Options[2]

[Date]	[$	xx]	[##]	[##]	[##]
[Date]	[$	xx]	[##]	[##]	[##]

[You have elected NOT to exchange the following outstanding grant(s):

Grant Date	Grant Price		Outstanding Options	Hypothetical Exchange Ratio[1]	Hypothetical New Stock Options[2]

[Date]	[$	xx]	[##]	[##]	[##]
[Date]	[$	xx]	[##]	[##]	[##] ]

[1]

The hypothetical Exchange Ratio has been calculated based on the fair value of the eligible options and the fair value of the new options using the Black-Scholes Option Pricing Model. It represents the number of outstanding underwater options that approximate the value of a new, at the money stock option.

[2]

The number of hypothetical New Stock Options is calculated as follows: Outstanding Options divided by the hypothetical Exchange Ratio, in all cases rounded down to the nearest whole share. New Stock Options are to be granted with an exercise price equal to the closing stock price on June 8, 2010, unless we extend the Exchange Offer.

As outlined in the Offer to Exchange dated May 10, 2010, the final exchange ratios will be determined on June 4, 2010 and will be posted at www.officedepot.com/options on June 5, 2010. Any modification to or withdrawals of your current election must be received by the Company by 12:01 a.m. Eastern Time on Tuesday, June 8, 2010.

If you have any questions, please refer to your Offer to Exchange Materials. If you still have questions, please contact Employee Services at 1-888-954-4636, Option #3 or internationally at 1-561-438-3604.